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                                                                  EXHIBIT 99.11

                       OPINION OF JAMES R. BORDEWICK, JR.

James R. Bordewick, Jr.
Senior Vice President and Associate General Counsel
Phone: (617) 954-5182
Fax:     (617) 954-7760

                                                            July 23, 2004

MFS(R) Government Securities Fund
500 Boylston Street
Boston, MA  02116

Ladies and Gentlemen:

         I have acted as counsel to MFS Government Securities Fund, a Massachusetts business trust (the "Trust"), in connection with the Government Securities Fund's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the "Commission") on or about July 23, 2004 (the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest (no par value) of specified classes (the "Shares") of the Trust to be issued pursuant to an Agreement and Plan of Reorganization, dated July 20, 2004 by and among the Trust and MFS Series Trust X, on behalf of MFS Government Mortgage Fund (the "Government Mortgage Fund") (the "Agreement").

         In connection with this opinion, I have examined the following documents:

         (a) the Registration Statement;

         (b) the Agreement;

         (c) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of the Trust;

         (d) copies of the Trust's Amended and Restated Declaration of Trust ("Declaration of Trust") and of all amendments thereto on file in the office of the Secretary of State; and

         (e) the Trust's Amended and Restated By-Laws and certain votes of the Trustees of the Trust.

         In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in the Agreement are in "Information About the Reorganization" in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

         This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

         I understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations. The Trust is an entity of the type commonly known as a "Massachusetts business trust." As stated above, under Massachusetts law shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Agreement.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               -----------------------------
                                               James R. Bordewick, Jr.
JRB/bjn